                                                             EXHIBIT 1.A.(11)(c)


                        REVISED DESCRIPTION OF ISSUANCE,
                  TRANSFER AND REDEMPTION PROCEDURES (MAY 2001)
                    FOR INDIVIDUAL FLEXIBLE PREMIUM VARIABLE
                             LIFE INSURANCE POLICIES
                                    ISSUED BY
                    FARMERS NEW WORLD LIFE INSURANCE COMPANY


    This document sets forth the administrative procedures, as required by Rule 6e-3(T)(b)(12)(iii), that will be followed by Farmers New World Life Insurance Company (the "Company" or "Farmers") in connection with the issuance of its individual flexible premium variable life insurance policy ("Policy" or "Policies") and acceptance of payments thereunder, the transfer of assets held thereunder, and the redemption by owners of the Policy ("owners") of their interests in those Policies. Terms used herein have the same definition as in the prospectus for the Policy that is included in the current registration statement on Form S-6 for the Policy (File No. 333-84023) as filed with the Securities and Exchange Commission ("Commission" or "SEC").

I. PROCEDURES RELATING TO PURCHASE AND ISSUANCE OF THE POLICIES AND ACCEPTANCE OF PREMIUMS

    A.  OFFER OF THE POLICIES, APPLICATION, INITIAL PREMIUM, AND ISSUANCE

        Offer of the Policies. The Policies are offered and issued pursuant to underwriting standards in accordance with state insurance laws. The initial premium for the Policies is not the same for all owners with the same principal sum. Insurance is based on the principle of pooling and distribution of mortality risks, which assumes that each owner pays an initial premium commensurate with the insured's mortality risk as actuarially determined utilizing factors such as age, gender, and premium class of the insured. Uniform premiums for all insureds would discriminate unfairly in favor of those insureds representing greater risk. Although there is no uniform premium for all insureds, there is a uniform premium for all insureds of the same premium class, age, and gender and same principal sum.

        Application. Persons wishing to purchase a Policy must complete an application and submit it to the Company through any licensed Farmers life insurance agent who is also a registered representative of a broker-dealer having a selling agreement with the principal underwriter for the Policy. The application must specify the name of the insured(s) and provide certain required information about the insured(s). The application generally must be accompanied by an initial premium, designate premium allocation percentages, principal sum, and name the beneficiary. The minimum initial premium depends on a number of factors including the age, sex, and premium class of the proposed insured and the principal sum. The Company determines the minimum principal sum for a Policy

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        based on the attained age of the insured when the Policy is issued. The minimum principal sum for the preferred underwriting class is $150,000, and $50,000 for all others. The maximum issue age for owners in the preferred underwriting class is age 75, and for all other premium classes is age 80.

        Receipt of Application and Underwriting. Upon receipt of the initial premium and a completed application in good order from an applicant, the Company will follow its established insurance underwriting procedures for life insurance designed to determine whether the proposed insured is insurable. This process may involve such verification procedures as medical examinations and may require that further information be provided about the proposed insured before a determination can be made.

        The underwriting process determines the premium class to which the insured is assigned if the application is accepted. The Company currently places insureds in several premium classes, based on the Company's underwriting, including standard, preferred, nicotine, and non-nicotine. This original premium class applies to the initial principal sum.

        The Company reserves the right to reject an application for any reason not prohibited by law. If an application is declined or cancelled for any reason, the full amount paid with the application will be refunded without interest.

        During the underwriting process, the Company places premiums received into a non-interest bearing suspense account for up to 90 days. If after 90 days the Policy is not issued, the Company will generally refund premiums. Under special circumstances the Company may hold the premium the suspense account for a maximum of 120 days.

        Issuance of Policy. Generally, when the underwriting process has been completed, the original application as applied for has been approved, and an initial premium of sufficient amount has been received, the Policy is issued. This is the issue date.

        The issue date is the date when our underwriting process is complete, full life insurance coverage goes into effect, the Company issues the Policy, and the Company begins to deduct the monthly insurance charges. The issue date is shown on the specifications page of the Policy. It is also the date when the Company will allocate the initial premium to the fixed account. The Company measures Policy months, years, and anniversaries from the issue date.

        If the Policy is issued other than as applied for, full insurance coverage will take effect either upon the completion of the underwriting process and owner payment for and acceptance of the Policy, or on the issue date, whichever is later. The issue date will be printed in the Policy and may be several days later than when

                                      -2-
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        the Policy is delivered to the owner. Full insurance coverage will not begin before the issue date printed in the Policy.

        Initial Premium and Temporary Insurance Coverage. An applicant must generally pay an initial premium with the application. If the insured meets the Company's eligibility requirements for temporary insurance coverage, then the Company will provide him or her with temporary insurance coverage. Temporary insurance coverage is limited to the lesser of the amount applied for or $50,000. Temporary insurance coverage continues until the application is approved, declined or cancelled, or other conditions specified in the prospectus are met.

        Backdating. The Company may sometimes backdate a Policy, if the owner requests, by assigning an issue date earlier than the record date so that the owner can obtain lower cost of insurance rates, based on a younger insurance age. The Company will not backdate a Policy earlier than the date the application is signed. Backdating in some cases causes higher surrender charges if it results in the Deferred Sales Charge or Administrative Components being based on a lower age bracket. For a backdated Policy, monthly deductions will begin on the backdated issue date. The owner will therefore incur charges for the period between the issue date and the record date as though full insurance coverage is in effect during this period, even though full coverage does not in fact begin until the record date (or a few days prior to the record date in some cases).

B.  ADDITIONAL PREMIUMS

    1. Additional Premiums Permitted. Additional premiums may be paid in any amount, and at any time, subject to the following limits:

        -   A premium must be at least $25.

        - Total premiums paid in a Policy Year may not exceed guideline premium limitations for life insurance set forth in the Internal Revenue Code.

        - A premium cannot increase the death benefit by more than the amount of the premium.

        - Additional premiums may not be paid after the insured reaches attained age 100.

        An owner may pay premiums by any method the Company deems acceptable. The Company will treat any payment made as a premium payment unless it is clearly marked as a loan repayment.

        Electronic Payments or Billing. An owner may authorize electronic payment of premiums from his or her bank account, or may ask to be billed for payments. In such circumstances, the total amount of premiums

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        being debited or billed must be at least $300 per year. An owner may be billed or make electronic payments on an annual, semi-annual, quarterly, or monthly basis.

    2. Planned Premiums. An owner may determine a planned premium schedule that allows him or her to pay level premiums at fixed intervals over a specified period of time. An owner is not required to pay premiums according to this schedule. The owner may change the planned premium frequency, amount and time period over which the owner makes planned premiums by providing a written notice. Any such change must comply with the premium limits for additional premiums discussed above. The Company has the right to limit the amount of any increase in planned premiums. A Policy may lapse if investment experience is poor, even if planned premium payments are made on schedule.

    3. Tax Code Processing. If the Company receives any premium payment that it anticipates will cause a Policy to become a modified endowment contract ("MEC") or will cause a Policy to lose its status as life insurance under Section 7702 of the Tax Code, the Company will not accept the EXCESS PORTION of that premium and will immediately notify the owner and give an explanation of the issue. The Company will refund the EXCESS premium no later than 2 weeks after receipt of the premium at the Service Center (the "refund date"), except in the following circumstances:

        -   the tax problem resolves itself prior to the refund date; or

        - the tax problem relates to a MEC and the Company receives a signed acknowledgment from the owner prior to the refund date instructing us to process the premium notwithstanding the tax issue involved.

        In the above cases, the Company will treat the excess premium as having been received on the date the tax problem resolves itself or the date the Company receives the signed acknowledgment at the Service Center. The Company will then process the excess premium accordingly. If the Company refunds an excess premium that would have caused a Policy to lose its status as life insurance, additional premium payments may not be made until they are allowed by the maximum premium limitations.

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    C.  CREDITING PREMIUMS

        Initial Premium. The initial premium will be credited to the Policy on the issue date. Once the Company determines that the insured(s) meets its underwriting requirements and the underwriting process is complete, full insurance coverage begins, the Company issues the Policy, and begins to deduct monthly insurance charges from the premium. On the issue date, the Company will allocate the initial premium to the fixed account.

        On any day that the Company credits premiums or transfers cash value to a subaccount, the Company will convert the dollar amount of the premium (or transfer) into subaccount units at the unit value for that subaccount, determined at the end of that valuation day. The Company will credit amounts to the subaccounts only on a valuation day, that is, on a date the New York Stock Exchange is open for trading (except when a subaccount's corresponding portfolio does not value its shares).

        The Company will allocate the initial premium, times the percent of premium factor, minus the monthly deduction(s) on the issue date to the fixed account. The Company will also allocate any premiums it receives from the issue date to the reallocation date (the record date, plus the number of days in an owner's state's right to examine period, plus 10 days) to the fixed account. While held in the fixed account, the premium(s) will earn interest at the current rates for the fixed account. The premium(s) will remain in the fixed account for the number of days in the applicable state's free look period plus 10 days.

        On the reallocation date, the Company will reallocate all premium(s) (at the unit value next determined) from the fixed account to the subaccounts and fixed account options the owner selected on the application, in accordance with the allocation percentages provided in the application.

    D.  PREMIUMS DURING A GRACE PERIOD AND PREMIUMS UPON REINSTATEMENT

        If the surrender value is zero, and cumulative premiums paid (less withdrawals) are less then the cumulative minimum premiums required under the Policy, or if the cumulative premiums paid (less withdrawals) are greater than the cumulative minimum premiums but the Contract value (minus outstanding loans and interest owed) is less than the amount needed to pay the monthly deduction due, the Policy will be in default and a grace period will begin.

        The grace period will end 61 days after the date we mail the notice stating the amount required to be paid and the final date by which the Company must receive the payment. The notice will be sent to the owner's last known address and to any assignee of record. The Policy does not lapse, and the insurance coverage continues, until the expiration of this grace period.

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        If the grace period ends, all coverage under the Policy will terminate without value. The owner may reinstate the Policy within three years of entering a grace period that ends with subsequent termination of coverage. Reinstatement is not allowed if the policy was surrendered for its surrender value.

        To reinstate a policy, an owner must provide the Company with:

        -   evidence of insurability which is acceptable to the Company;

        - payment of the unpaid monthly deductions due during the last expired grace period;

        - payment of a minimum premium sufficient to keep the Policy in force for three months; and

        - payment of any Policy loan that existed at the date of termination of coverage.

        On reinstatement, the Contract value will equal the net premiums paid at reinstatement, less the Policy loan repayment, times the percent of premium factor, minus all unpaid monthly deductions due during the last expired grace period, minus an additional monthly deduction due at the time of reinstatement. Surrender charges will still apply, and will be calculated as of the original issue date of the Policy. The reinstatement date for a Policy will be the monthly due date on or following the date the Company approves the application for reinstatement. The suicide and incontestability provisions will apply from the effective date of reinstatement.

    E. ALLOCATIONS OF INITIAL PREMIUM AMONG THE SUBACCOUNTS AND THE FIXED ACCOUNT OPTIONS

        The Variable Account. An owner may allocate premiums to one or more of the subaccounts of Farmers Variable Life Separate Account A (the "variable account"). The variable account currently consists of 30 subaccounts, the assets of which are used to purchase shares of one of the corresponding investment portfolios of the Calvert Variable Series, Inc., Dreyfus Variable Investment Fund, The Dreyfus Socially Responsible Growth Fund, Inc., Fidelity Variable Insurance Products Funds, Franklin Templeton Variable Insurance Products Trust, Goldman Sachs Variable Insurance Trust, Janus Aspen Series, PIMCO Variable Insurance Trust, Scudder Variable Series I, Scudder Variable Series II, and WM Variable Trust ("funds"). Each fund is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company. Additional subaccounts may be added from time to time to invest in other portfolios of the funds or any other investment company.

        When an owner allocates an amount to a subaccount (either by premium allocation, transfer of contract value or repayment of a Policy loan), the Policy is credited with accumulation units in that subaccount. The number of accumulation units is determined by dividing the dollar amount allocated, transferred or repaid to the subaccount by the subaccount's accumulation unit value at the end of the

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        valuation period when the allocation, transfer or repayment is effected.
        A subaccount's accumulation unit value is determined for each valuation day by multiplying the accumulation unit value for a subaccount for the prior valuation day by the net investment factor for the subaccount for the current valuation day. The accumulation unit value for each subaccount was arbitrarily set at an initial value at the time the subaccount commenced operations. The net investment factor is an index used to measure the investment performance of a subaccount from one valuation period to the next and to deduct certain charges.

        The Fixed Account Options. Owners also may allocate premiums to the fixed account option, which guarantees principal and a minimum fixed rate of interest.

        Money allocated or transferred to the fixed account option will earn interest at least at a guaranteed minimum rate of 3%. The Company may use rates that are higher than the guaranteed minimum rate.

        Allocations Among the Variable Account and the Fixed Account Options. Premiums are allocated to the subaccounts and the fixed account options in accordance with the following procedures:

        General. In the application for the Policy, the owner will specify the percentage of premium to be allocated to each subaccount of the variable account and/or the fixed account. The percentage of each premium that may be allocated to any subaccount or the fixed account must be a whole number, and the sum of the allocation percentages must be 100%. An owner must allocate at least 1% of each premium in any subaccount or the fixed account selected.

        Allocation percentages may be changed at any time by the owner submitting a written notice (or any other notice the company deems satisfactory) to the Company's office.

        Allocation to the Fixed Account. On the issue date the Company will allocate the initial premium to the fixed account until the reallocation date. While held in the fixed account, the premium will earn interest at the current rates for the fixed account. The premium will remain in the fixed account for the number of days in the applicable state's free look period, plus 10 days. This is the reallocation date. On the reallocation date, the Contract value will be reallocated to the subaccounts and fixed account options selected by the owner on the application.

        Allocation After the Reallocation Date. Additional premiums received after the reallocation date will be credited to the Policy and allocated to the subaccounts or fixed account in accordance with the allocation percentages in effect on the valuation day that the premium is received at the Service Center. Allocation percentages can be changed at any time.

    F.  LOAN REPAYMENTS AND INTEREST PAYMENTS

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        Repaying Loan Amount. The owner may repay all or part of the loan amount at any time. The loan amount is equal to the sum of all outstanding Policy loans including both principal plus any accrued interest. Loan repayments must be sent to the Company's Service Center and will be credited as of the date received. Loan repayments must be at least $25. Loan repayments must be clearly marked as such, or they will be applied as premiums. If the death benefit becomes payable while a Policy loan is outstanding, the loan amount will be deducted in calculating the death benefit.

        Allocation for Repayment of Policy Loans. On the date the Company receives a repayment of all or part of a loan, the Company will compare the amount of the outstanding loan to the amount in the loan account. Any amount in excess of the amount of the outstanding loan amount will be transferred from the loan account to the subaccounts and the fixed account and allocated in the same manner as current premiums are allocated, or as directed by the owner.

        Interest on Loan Reserve. The amount in the loan account will be credited with interest at a guaranteed minimum rate of 3%, compounded annually. See "Policy Loans" below.

II. TRANSFERS

    A.  TRANSFERS AMONG THE SUBACCOUNTS AND THE FIXED ACCOUNT

        The owner may transfer cash value between and among the subaccounts of the separate account and, subject to certain special rules, to and from the fixed account.

        In any Policy year, the owner may make an unlimited number of transfers; however, the Company imposes an excess transfer charge of $25 for each transfer in excess of 12 during any Policy year. For purposes of the transfer charge, each written or telephone request is considered to be a single transfer regardless of the number of subaccounts affected by the transfer. Any unused "free" transfers do not carry over to the next year.

        The minimum amount that may be transferred from each subaccount is the lesser of $250 or the total value in the subaccount on that date. A transfer request that would reduce the amount in a subaccount below $250 will be treated as a transfer request for the entire amount in that subaccount.

        Only one transfer from the fixed account may be made in a Policy year. The maximum transfer amount from the fixed account to the subaccounts in any Policy year is the greater of 25% of the value in the fixed account, or the entire value in the fixed account, if the balance in the fixed account would be less than $250 after transfer of 25%.

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

        The Policy, as applied for and issued, will automatically receive telephone transfer privileges unless the owner provides other instructions. The telephone transfer privileges allow the owner to give authority to the registered representative or agent of record for the Policy to make telephone transfers and to change the allocation of future payments among the subaccounts and the fixed account on the owner's behalf according to the owner's instructions.

        The Company reserves the right to modify, restrict, suspend, or eliminate the transfer privileges (including telephone transfer privileges) at any time and for any reason. The Company may defer any transfer from the fixed account for up to six months, or the period allowed by law, if less.

        The owner may participate in a dollar cost averaging ("DCA") program, whereby the owner can systematically transfer for a specified duration (on a monthly basis) a set dollar amount from the fixed account to one or more of the 12 subaccounts. The owner can specify a maximum of 8 subaccounts to accept the transfers. DCA transfers must be at least $100.

        The owner may also participate in an asset allocation rebalancing ("AAR") program, whereby the owner may make automatic transfers among the subaccounts on a quarterly basis. There is no minimum amount for AAR transfers.

    B.  TRANSFER ERRORS

        In accordance with industry practice, the Company will establish procedures to address and to correct errors in amounts transferred among the subaccounts and the fixed account, except for de minimis amounts. The Company will correct non-de minimis errors it makes and will assume any risk associated with the error. Owners will not be penalized in any way for errors made by the Company. The Company will take any gain resulting from the error.

III. "REDEMPTION" PROCEDURES

    A.  "FREE-LOOK" RIGHTS

        The Policy provides for an initial free-look right during which an owner may cancel the Policy by returning it to the Company before the end of 10 days after the Policy is delivered. The free-look period may be longer in some states. Upon returning the Policy to the Company, the Policy will be deemed void from the beginning. Within seven calendar days after the Company's office receives the cancellation request and Policy, the Company will pay a refund. The refund will be equal to the greater of:

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

        - Contract value at the end of the valuation date on which the Company receives the returned Policy at its home office; or

        -   the sum of all premiums paid for the Policy.

    B.  SURRENDERS

        Requests for Surrender Value. The owner may surrender the Policy at any time for its surrender value. The insured must be alive, and the Policy must be in force at the time the written request is made. The surrender value on any valuation day equals the Contract value, minus any applicable surrender charge, minus any applicable loan amount, and minus any interest owed on the Policy Loans. The Company will determine the surrender value at the end of the valuation day the Company's Service Center receives all required documents, including a satisfactory written request signed by the owner. The Company will cancel the Policy as of the date the written request is received at the Company's Service Center and the Company will ordinarily pay the surrender value in a lump sum within seven days following receipt of the written request and all other required documents. An owner may request other arrangements for payment. The Company has the right to defer payment for up to six months or the period allowed by law, whichever is less. The Policy cannot be reinstated after it is surrendered.

        Surrender of Policy -- Surrender Charge. If the Policy is surrendered during the first 14 Policy years, the Company will deduct a surrender charge from Contract value and pay the remaining Contract value (less any surrender charge and outstanding loan amounts) to the owner. The surrender charge is equal to the sum of the Deferred Sales Charge Component and the Administrative Component.

        The Deferred Sales Charge Component is calculated by:

        1. find the sum of all premiums that have been paid to the Policy (do not deduct amounts withdrawn or the percent of premium factor);

        2. multiply this sum by 0.075 if the insured's issue age was 65 or younger, or by 0.050 if the insured's issue age was 66 or older;

        3.  multiply the result by the appropriate number on this table:

-----------------------------------------------------------------------------------------------------------
Policy Year:        1-3     4      5      6      7      8      9     10     11     12     13     14     15
                                                                                                        or
                                                                                                       more
-----------------------------------------------------------------------------------------------------------
Issue ages 0-65    1.00   1.00   1.00   0.90   0.80   0.70   0.60   0.50   0.40   0.30   0.20   0.10   0.00
-----------------------------------------------------------------------------------------------------------
Issue ages 66      1.00   0.90   0.80   0.70   0.60   0.50   0.40   0.30   0.20   0.15   0.10   0.05   0.00
and older
-----------------------------------------------------------------------------------------------------------

        The Administrative Component is calculated by:

        1. the appropriate surrender charge factor from the tables in the prospectus for the insured's age on the issue date and the number of full Policy years since the issue date (regardless of whether the Policy has lapsed and been reinstated) (the tables vary by sex and premium class); MULTIPLIED BY

        2. the number of thousands of principal sum on the issue date, MINUS any reductions in principal sum for which a surrender charge has already been imposed.

    C.  PARTIAL WITHDRAWALS

        When Withdrawals are Permitted. After the first Policy year, the owner may withdraw a portion of the Contract value, subject to the following conditions:

        - The owner must make partial withdrawal requests in writing to our Service Center.

        -   Only one partial withdrawal is allowed during a calendar quarter.

        -   The owner must request at least $500.

        - The owner cannot withdraw more than 75% of the surrender value without surrendering the Policy.

        - The owner can specify the subaccount(s) and the fixed account from which the withdrawal will be taken; otherwise, the Company will deduct the amount from the subaccounts and the fixed account on a pro rata basis.

        - The Company will process the withdrawal at the unit values next determined after the request is received.

        - The Company generally will pay a partial withdrawal request within seven calendar days following the valuation day on which the withdrawal request is received. However, the Company has the right to defer payment from the fixed account for up to six months or the period allowed by law, whichever is less.

        - The Company deducts a processing fee (on a pro rata basis) equal to the greater of $25 or 2% of the amount withdrawn from the Contract value for each partial withdrawal.

        The Company may delay making a payment if: (1) the disposal or valuation of the separate account's assets is not reasonably practicable because the New York Stock Exchange is closed for other than a regular holiday or weekend, trading is restricted by the SEC, or the SEC declares that an emergency exists; or (2) the SEC by order permits postponement of payment to protect the Policy owners. The Company also may defer making payments attributable to a check that has not cleared.

        Effect of Withdrawal on Death Benefit. A partial withdrawal will reduce the Contract value by the amount of the partial withdrawal, the processing fee, and any surrender charge. If the Owner has chosen the level death benefit (Option B), a partial withdrawal will reduce the principal sum by an amount equal to the amount of the partial withdrawal (but not by any surrender charges or the processing fee). The Company will not allow any withdrawal to reduce the principle sum below the minimum set forth in the Policy.

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

    D.  LAPSES

        If a sufficient premium has not been received by the 61st day after a grace period notice is sent, the Policy will lapse without value and no amount will be payable to the owner.

    E.  MONTHLY DEDUCTION

        On the issue date and on each monthly due date, redemptions in the form of deductions will be made from Contract value for the monthly deduction, which is a charge compensating the Company for the services and benefits provided, costs and expenses incurred, and risks assumed by the Company in connection with the Policy. The monthly deduction consists of five components: (a) the cost of insurance charge; (b) a monthly administration charge; (c) any charges for additional benefits added by riders to the Policy; (d) the special premium factor applied to the cost of insurance for a special premium class, if any; and (e) the flat extra charge for a special premium class, if any.

        The Monthly Deduction. A monthly deduction will be deducted from each subaccount and the fixed account on the issue date and on each monthly due date. The Company will take the monthly deduction on a pro-rata basis from all accounts (i.e., in the same proportion that the value in each subaccount and the fixed account bears to the sum of the value in the fixed account and all subaccounts on the monthly due date).

        The monthly deduction is equal to:

        -   the cost of insurance charge for the Policy; PLUS

        -   the charges for any riders; PLUS

        -   the monthly administration charge; PLUS

        - the special premium factor applied to the cost of insurance for a special premium class, if any; PLUS

        -   The flat extra charge for a special premium class, if any.

        Cost of Insurance Charge. The Company deducts a cost of insurance charge. The cost of insurance charges are calculated monthly, and depend on a number of variables, including the issue age, gender and premium class of the insured, the number of months since the issue date, and Contract value. The charge varies from Policy to Policy and from monthly due date to monthly due date. The cost of insurance charge is equal to the cost of insurance rate at the insured's attained age, times the number of thousands of Risk Insurance Amount.

        The Risk Insurance Amount is:

        1.  The current death benefit; MINUS

        2. The Contract value at the end of the valuation day preceding the monthly due date; PLUS

        3. The monthly administrative charge for the month that begins on the monthly due date; PLUS

        4. Any charges for riders for the month that begins on the monthly due date.

        The Risk Insurance Amount may increase, or decrease, depending on investment experience, the payment of additional premiums, Policy riders, and the application of the death benefit percentage formula. Therefore, the cost of insurance charges can increase or decrease over time.

        Monthly Administration Charge. The monthly Administration charge is currently equal to $5, and is guaranteed never to be higher than $8.

        Special Premium Class Charge. If the insured is in a special premium class, the guaranteed maximum monthly cost of insurance rate may be the rate shown in the Policy times a special premium rating factor shown on the Policy's specifications page. This factor is applied to both current and guaranteed cost of insurance rates. This charge compensates us for additional costs associated with claims from the insureds in the special premium class.

        Flat Extra Charge. The Company may deduct a flat extra charge if the insured is in a special premium class. This charge compensates us for the additional costs associated with the special premium class.

    F.  DEATH BENEFITS

        Payment of Death Benefit Proceeds. As long as the Policy remains in force, the Company will pay the death benefit proceeds to the beneficiary or contingent beneficiary upon receipt at the Company's office of due proof of the insured's death. If there is no beneficiary or contingent beneficiary living, the Company will pay the death benefit proceeds to the owner or to the owner's estate. The Company will pay the death benefit proceeds under a payment option or into an interest-bearing draft account opened in the beneficiary's name. The beneficiary can withdraw all or a portion of the proceeds at any time. The Company fully guarantees all amounts held in the draft account.

        The Death Benefit Proceeds. The death benefit proceeds will equal:

        -   the death benefit; MINUS

        -   any past due monthly deductions; MINUS

        -   any outstanding Policy loan on the date of death; MINUS

        -   any interest owed on the Policy loan(s); PLUS

        -   any additional insurance provided by rider.

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

        If all or part of the death benefit proceeds are paid in one sum, the Company will pay interest on this sum as required by applicable state law from the date we receive due proof of the insured's death to the date the Company makes payment.

        The Death Benefit. Through attained age 99, the Owner may choose between two death benefit options on his or her application. For attained ages after age 99, the death benefit equals the Contract value. The Owner may change the death benefit option after the first Policy year.

        Option A. Option A is a variable death benefit. It is equal to the greater of:

        - the principal sum PLUS the Contract value (determined as of the end of the Valuation Period during which the insured dies); or

        - the death benefit required by the Tax Code (Contract value on the date of death multiplied by the applicable death benefit percentage).

        Option B. Option B is a level death benefit. It is equal to the greater of:

        -   the principal sum on the date of death; or

        - the death benefit required by the Tax Code (Contract value on the date of death multiplied by the applicable death benefit percentage).

    G.  POLICY LOANS

        Policy Loans. The owner may obtain a Policy loan from the Company at any time by submitting a written, request to the Service Center. The maximum loan amount is the surrender value minus loan interest the owner would have to pay to the next Policy anniversary date. Policy loans will be processed as of the valuation day the request is received and loan proceeds generally will be sent to the owner within seven days thereafter. However, the Company has the right to defer payment of the loan proceeds from the fixed account for up to 6 months, or the period allowed by law, if less.

        Collateral for Policy Loans. When a Policy loan is made, an amount equal to the loan proceeds is transferred from the Contract value in the subaccounts or fixed account to the loan account. The loan account is part of the Company's general account. This withdrawal is made based on the owner's premium allocation instructions in the loan application. If allocation instructions are not specified in the Owner's loan application, the loan will be withdrawn from the subaccounts and the fixed account on a pro rata basis.

        Interest on Policy Loans. The Company charges interest daily on any outstanding Policy. During the first 14 policy years, the current loan interest rate is 4.5%. The maximum loan interest rate during the first 14 policy years is 8% per year, compounded annually. After the fourteenth policy year the maximum loan interest rate is 3% per year, compounded annually. The Company may change the interest rate, but it will never exceed the maximum rate. Interest is due and payable at the end of each Policy year or, if earlier, on the date of any policy loan increase or repayment. On each Policy anniversary, any unpaid amount of loan interest accrued since the last Policy anniversary becomes part of the outstanding loan and accrues interest. An amount equal to the unpaid amount of interest is transferred to the loan account from each subaccount and the fixed account based on a pro rata basis.

        Effect on Death Benefit. If the death benefit becomes payable while a Policy loan is outstanding, the loan amount will be deducted in calculating the death benefit. The Company will send the owner, and any assignee of record, notice of the default. The owner will have a 61-day grace period to submit a sufficient payment to avoid lapse.

    H.  LUMP SUM PAYMENTS BY THE COMPANY

        Lump sum payments of withdrawals, surrenders or death benefits from the subaccounts will be ordinarily made within seven days of the valuation day on which the Company receives the request and all required documentation at the Company's office. The Company may postpone the processing of any such transactions for any of the following reasons:

        1. If the disposal or valuation of the separate account's assets is not reasonably practicable because the New York Stock Exchange ("NYSE") is closed for trading other than for customary holiday or the weekend closings, or trading on the NYSE is otherwise restricted, or an emergency exists, as determined by the Securities and Exchange Commission ("SEC").

        2.  When the SEC by order permits a delay for the protection of owners.

        3.  If the payment is attributable to a check that has not cleared.

        For any surrender, partial surrender, loan or transfer from the fixed account, the Company may defer payment for up to 6 months, or the period allowed by law, if less.

    I.  REDEMPTION ERRORS

        In accordance with industry practice, the Company will establish procedures to address and to correct errors in amounts redeemed from the subaccounts and the fixed account, except for de minimus amounts.

    J.  MISSTATEMENT OF AGE OR SEX

        If the insured's age or gender has been misstated in the application or any other supplemental application, then the death benefit under the Policy will be adjusted based on what would have been payable at the correct age and gender based on the most recent cost of insurance deduction. If the insured's age has been overstated or understated, we will calculate future monthly deductions using the cost of insurance based on the insured's correct age and gender.

    K.  INCONTESTABILITY

        The Policy limits the Company's right to contest the Policy as issued or as increased, except for reasons of material misstatements contained in the application, after it has been in force during the insured's lifetime for a minimum period, generally for two years from the Policy date or effective date of a reinstatement.

    L.  LIMITED DEATH BENEFIT

        The Policy limits the death benefit if the insured dies by suicide generally within two years after the Policy date (or reinstatement date, if not prohibited by state law).